News Release

Patrick Industries, Inc. Reports First Quarter 2022 Financial Results
First Quarter 2022 Highlights (compared to First Quarter 2021 unless otherwise noted)
•Net sales of $1.3 billion increased 58%, reflecting momentum in all end markets and contribution from 2021 acquisitions
•Gross profit of $295 million increased 83%
•Gross margin of 22.0% increased 300 basis points
•Operating income of $162 million increased 136%
•Operating margin of 12.1% increased 400 basis points
•Net income of $113 million increased 137%
•Diluted earnings per share of $4.54 increased 123%, including $0.39 dilutive impact of accounting treatment for convertible notes per new standard
•Acquisition of Rockford Corporation and the Rockford Fosgate® brand

ELKHART, IN - April 28, 2022 - Patrick Industries, Inc. (NASDAQ: PATK), a leading component solutions provider for the RV, marine, manufactured housing ("MH") and industrial markets today reported financial results for the first quarter ended March 27, 2022.

Net sales in the first quarter of 2022 increased $491.7 million, or 58%, to $1.3 billion from $850.5 million in the first quarter of 2021. The increase reflects continued strong performance in our RV and marine leisure lifestyle markets as well as our MH and industrial end markets, market share gains, and the impact of acquisitions completed in 2021.

Operating income of $161.8 million increased $93.3 million, or 136%, from $68.5 million in the first quarter of 2021. Operating margin of 12.1% in the first quarter of 2022 increased 400 basis points compared to 8.1% in the same period a year ago, driven principally by the realization of productivity improvements and labor efficiencies, increased throughput and leverage of the fixed cost structure, and the contribution of acquisitions.

Net income was $112.7 million, an increase of 137% compared to $47.5 million in the first quarter of 2021. Diluted earnings per share was $4.54, an increase of 123% compared to $2.04 for the first quarter of 2021.

In the first quarter of 2022, the Company adopted a new accounting standard that requires its 1.00% convertible notes due 2023 to be presented on an "if converted" basis in the calculation of diluted earnings per share. As a result of the adoption of this standard, the Company's first quarter 2022 diluted earnings per share was reduced by $0.39. Prior year results were not affected by the new accounting standard. The Company does not intend to issue shares in settlement of convertible notes that may be converted by their holders.

"We are pleased with our first quarter performance as our team continued to execute on driving efficiencies with improved scheduling and more consistent material procurement on the back of strong production levels across all of our end markets," said Andy Nemeth, Chief Executive Officer. "Although supply chain visibility remains challenging with certain products, the dedication our team put forth over the past twelve months to coordinate our efforts across our brands and operations and provide better procurement stability are taking hold to drive improved service and reliability for our customers."

Jeff Rodino, President, said, "In March, we welcomed Rockford Corporation and the Rockford Fosgate® brand into the Patrick family, which represents our strategic expansion of our platform to the powersports market and related aftermarket. Additionally, during the quarter, we achieved substantial rewards from our investment of over $100 million in capital expenditures over the last 21 months, as our automation and technology initiatives are helping us best leverage our labor resources, thus improving our gross and operating margins."

First Quarter 2022 Revenue by Market Sector (compared to First Quarter 2021 unless otherwise noted)
RV (61% of Revenue)
•Revenue of $820.6 million increased 64% while wholesale RV industry unit shipments increased 15%
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 33% to $4,370

Marine (16% of Revenue)
•Revenue of $221.0 million increased 62% while estimated wholesale powerboat industry unit shipments remained relatively flat
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 73% to $4,113

MH (13% of Revenue)
•Revenue of $173.6 million increased 44% while estimated wholesale MH industry unit shipments increased 11%
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 19% to $5,501

Industrial (10% of Revenue)
•Revenue of $127.0 million increased 39% while housing starts increased 10%

Balance Sheet, Cash Flow and Capital Allocation

Cash used in operations for the first quarter of 2022 was $23.0 million, compared to cash provided by operations of $50.3 million in the first quarter of 2021, reflecting continued investment in working capital in order to meet customer needs and mitigate potential supply-chain constraints. Business acquisitions in the first quarter of 2022 totaled $131.6 million, primarily related to our acquisition of the Rockford Corporation. Capital expenditures in the first quarter of 2022 totaled $18.7 million, compared to $14.2 million in the first quarter of 2021, reflecting continued investments in infrastructure and automation initiatives to better align resources for increased scalability and to support customer growth.
In alignment with our capital allocation strategy, we returned $33.1 million to shareholders in the first quarter of 2022, including $24.8 million through opportunistic repurchases of approximately 365,600 shares and $8.3 million of dividends.
Our total debt at the end of the quarter was approximately $1.5 billion, resulting in a net total leverage ratio of 2.2x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $319 million.
Business Outlook and Summary
"We are continuing to leverage our resources, capacity, capital investments, and acquisition strategy to enhance our operating platform and position our business to better serve our customers," continued Mr. Nemeth. "Consumer demand remains strong despite inflation and rising interest rates, RV dealer inventories are better calibrated versus a year ago, and marine, MH, and overall housing inventories remain lean with extended channel refill runway. We remain focused on driving automation and innovation initiatives which are producing the anticipated results, and we expect our financial performance to continue to benefit from these investments throughout the year. Focus, discipline, and return continue to characterize the way we look at capital allocation to drive value over the long-term horizon for our customers, team members, partners, communities and shareholders."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its first quarter 2022 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, April 28, 2022 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 11,000 employees across the United States.
Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	March 27, 2022	March 28, 2021

NET SALES	$1,342,175	$850,483
Cost of goods sold	1,046,830	688,951
GROSS PROFIT	295,345	161,532

Operating Expenses:
Warehouse and delivery	41,169	29,913
Selling, general and administrative	75,560	51,232
Amortization of intangible assets	16,861	11,906
Total operating expenses	133,590	93,051

OPERATING INCOME	161,755	68,481
Interest expense, net	14,886	11,179
Income before income taxes	146,869	57,302
Income taxes	34,196	9,789
NET INCOME	$112,673	$47,513

BASIC NET INCOME PER COMMON SHARE	$5.00	$2.09
DILUTED NET INCOME PER COMMON SHARE	$4.54	$2.04

Weighted average shares outstanding - Basic	22,517	22,737
Weighted average shares outstanding - Diluted	24,882	23,286

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	As of
(thousands)	March 27, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$63,846	$122,849
Trade receivables, net	354,489	172,392
Inventories	698,712	614,356
Prepaid expenses and other	57,358	64,478
Total current assets	1,174,405	974,075
Property, plant and equipment, net	328,003	319,493
Operating lease right-of-use assets	170,875	158,183
Goodwill and intangible assets, net	1,290,729	1,191,833
Other non-current assets	7,368	7,147
TOTAL ASSETS	$2,971,380	$2,650,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	42,841	40,301
Accounts payable	240,694	203,537
Accrued liabilities	205,280	181,439
Total current liabilities	496,315	432,777
Long-term debt, less current maturities, net	1,489,811	1,278,989
Long-term operating lease liabilities	130,550	120,161
Deferred tax liabilities, net	40,515	36,453
Other long-term liabilities	14,217	14,794
TOTAL LIABILITIES	2,171,408	1,883,174

TOTAL SHAREHOLDERS’ EQUITY	799,972	767,557

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,971,380	$2,650,731

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
(thousands)
	March 27, 2022	March 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$112,673	$47,513
Depreciation and amortization	30,201	22,521
Stock-based compensation expense	5,111	4,298
Amortization of convertible notes debt discount	449	1,769
Other adjustments to reconcile net income to net cash provided by operating activities	(3,804)	1,595
Change in operating assets and liabilities, net of acquisitions of businesses	(167,669)	(27,404)
Net cash (used in) provided by operating activities	(23,039)	50,292
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(18,668)	(14,239)
Business acquisitions and other investing activities	(124,451)	(30,806)
Net cash used in investing activities	(143,119)	(45,045)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	107,155	(43,843)
Decrease in cash and cash equivalents	(59,003)	(38,596)
Cash and cash equivalents at beginning of year	122,849	44,767
Cash and cash equivalents at end of period	$63,846	$6,171

PATRICK INDUSTRIES, INC.
Net Income Per Common Share

The table below illustrates the calculation for diluted share count which shows the dilutive impact of the adoption of ASU 2020-06 on our 1.00% convertible notes due 2023 as mentioned above:

	First Quarter Ended
(thousands except per share data)	March 27, 2022	March 28, 2021
Numerator:
Net income for basic per share calculation	$112,673	$47,513
Effect of interest on potentially dilutive convertible notes, net of tax	317	—
Net income for dilutive per share calculation	$112,990	$47,513
Denominator:
Weighted average common shares outstanding - basic	22,517	22,737
Weighted average impact of potentially dilutive convertible notes	2,046	—
Weighted average impact of potentially dilutive securities	319	549
Weighted average common shares outstanding - diluted	24,882	23,286
Net income per common share:
Basic net income per common share	$5.00	$2.09
Diluted net income per common share	$4.54	$2.04